Exhibit: 99(g)(2)

Exhibit (g)(2) Amendment to Custody Agreement between the Custodian and the Registrant

FIRST AMENDMENT
TO
CUSTODY AGREEMENT

WHEREAS, Utopia Funds, a statutory trust organized under the laws of the state of Delaware (“Customer”) and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60675, entered into a Custody Agreement dated October 14, 2005 (the “Agreement”); and

WHEREAS, amendment of the Agreement is now deemed desirable,

NOW, THEREFORE, the parties hereto agree the Agreement is hereby amended as follows, effective April 7, 2006:

1.             Section 9 is amended in its entirety to read as follows:

9.          Investment in Futures and other Derivatives

(a)           In the event the assets of any Portfolio are invested in financial futures or options on futures, the Custodian shall:  (i) transfer initial margin to a futures commission merchant or third party safekeeping bank pursuant to Instructions and (ii) pay or demand variation margin in accordance with industry practice to or from the designated futures commission merchant based on daily marking to market calculations.  The Custodian shall have no investment or custodial responsibility with respect to assets transferred to a futures commission merchant or safekeeping bank.

(b)           In connection with any type of options transactions in a Portfolio, including, but not limited to, put and call options, the Custodian is authorized to pledge assets of the Portfolio as collateral for such transaction pursuant to Instructions or in accordance with industry practice.

(c)           In connection with any short sale transactions with respect to any Portfolio, the Custodian’s responsibilities shall be limited to putting the short positions on record, and accepting or transferring assets to or from the Portfolio pursuant to Instructions.  The Custodian shall have no responsibility to calculate realized gains or losses, nor shall the Custodian have any investment or custodial responsibility with respect to cash or securities held by brokers or others, in connection with such transactions.

(d)           Pursuant to Instructions, and subject to the Custodian’s consent, the Custodian shall (i) enter into such additional procedural, safekeeping, custody, or other agreements with brokers, futures commission merchants, safekeeping banks or others as the Fund or its designee may deem necessary to effectuate any futures, options on futures, options or short sale transactions undertaken with respect to any Portfolio, and (ii) establish collateral accounts (which may be sub-accounts of a Portfolio).  The Fund or its designee shall approve the form and content of any such additional agreements, and the provisions of such agreements shall control in the event of a conflict with this agreement.  The Custodian shall have no investment or custodial responsibility hereunder for any assets held pursuant to any such agreement.

Except as set forth above, all terms of the Custody Agreement as in effect immediately prior to this amendment shall remain in full force and effect.

Executed as of the 7th day of April, 2006.

UTOPIA FUNDS

By:	/s/ Paul Sutherland
Print Name:	Paul Sutherland
Its:	President

The undersigned, Jonathan Mohrhardt, does hereby certify that he is the duly elected, qualified and acting Treasurer of the Utopia Funds (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Amendment on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Amendment.

/s/ Jonathan Mohrhardt
Treasurer
Utopia Funds

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Denning
Print Name:	Scott Denning
Title:	Vice President